Exhibit 10.17.6

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into on the 28th day of May, 2008, to be effective as of the 1st day of June, 2008, by and between OLD DOMINION FREIGHT LINE, INC. (the “Company”), a corporation organized and existing under the laws of the State of Virginia and having its principal office at Thomasville, North Carolina, and Earl E. Congdon (the “Executive”), an individual residing at Fort Lauderdale, Florida.

R E C I T A L S:

The Company is engaged principally in the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments. The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Executive has heretofore been employed by the Company as its Executive Chairman of the Board and Chief Executive Officer pursuant to the terms of an Employment Agreement dated May 17, 2004 (the “Predecessor Agreement”). The Company desires to continue to employ the Executive as Executive Chairman of the Board, and the Executive desires to continue to be employed by the Company in that capacity. Furthermore, the Company desires to provide for the Executive certain severance benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to amend and restate the Predecessor Agreement to reduce to writing and to clarify and more clearly state the terms of their new understanding concerning the Executive’s continued employment by the Company as its Executive Chairman of the Board pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1. EFFECT OF PRIOR AGREEMENTS. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and supersedes and replaces any prior employment agreements (including, without limitation, the Predecessor Agreement), understandings or arrangements (whether written or oral) between the Company and the Executive. Without limiting the foregoing, the Executive agrees that this Agreement satisfies any rights he may have had under any prior agreement or understanding (including, without limitation, the Predecessor Agreement) with the Company with respect to his employment by the Company.

ARTICLE 2. DEFINITIONS. Wherever used in this Agreement, including the Recitals and this ARTICLE 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

2.1. “Annual Compensation” means the Executive’s Base Salary, bonuses, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for services performed for the Company to the extent the amounts are includible in the Executive’s gross income.

2.2. “Base Amount” means the Executive’s average Annual Compensation for his taxable years within the Base Period. The Base Amount shall at all times be determined in accordance with Section 280G of the Code and the Regulations issued thereunder.

2.3. “Base Period” means the period consisting of the most recent five (5) taxable years of the Executive ending before the date of the Change of Control of the Company.

2.4. “Base Salary” means the annual base salary payable to the Executive as the same may be adjusted as provided in Section 6.1. The Base Salary in effect as of January 1, 2008 is $500,000.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Business” means any business engaged in, any service provided by, or any product produced by the Company, including, but not limited to, the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments.

2.7. “Cause Exception” means the right of the Company, as described in Section 5.3, to discharge the Executive at any time For Cause.

2.8. “Change of Control” means and will be deemed to have occurred on the earliest of the following dates which occurs after June 1, 2008:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that the event described in this subparagraph (a) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (i) any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (ii) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; (iii) the Executive; or (iv) any member of the family of the Executive unless the Executive, acting in good faith, provides written notice to the Company that the Executive believes, and within twenty (20) business days after the Company receipt of the Executive’s notice a majority of the independent members of the Board of Directors determines that the beneficial ownership of voting securities by such family member creates a substantial threat to corporate policy and effectiveness. For the purpose of clause (iii) above, “family” means any lineal descendent, including adoptive relationships, of Earl E. Congdon or John R. Congdon, any spouse of the foregoing and any trust established by or for the benefit of any of the foregoing, and “independent” shall have the meaning set forth in the corporate governance rules of the principal exchange on which the Company’s common stock is listed; or

(b) the date when, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two (2) year period during the Term constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members the Board; or

(c) the effective date of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d) the effective date of a complete liquidation or winding-up of the Company; or

(e) the effective date of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(f) the date of a filing of a petition in bankruptcy of the Company, whether voluntary or involuntary.

2.9. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

2.10. “Company” means Old Dominion Freight Line, Inc., a Virginia corporation with its principal offices at Thomasville, North Carolina.

2.11. “Confidential Information” means all information concerning the business of the Company and its affiliates that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, all competitively-sensitive information, all trade secrets, processes, specifications, data, files, computer programs and related codes, software improvements, inventions, techniques, business plans, marketing plans, strategies, acquisition prospects, forecasts, methods, manner of operations, information relating to past, present and prospective customers and clients, pricing and cost information, new products, other financial information, employee lists, personnel policies, contracts, digital intellectual property, information with respect to internal affairs, and all information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 661 §§152-162 (or any successor thereto). The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, or (ii) is received by the Executive from another party that did not receive such information directly or indirectly from the Company or any of its affiliates under an obligation of confidentiality.

2.12. “Customers” means and includes any and all Persons who are customers, patrons or clients of the Company with respect to the Business and with whom the Executive either had personal contact or had knowledge that such Persons were customers, patrons or clients of the Company with respect to the Business.

2.13. “For Cause” means one or more of the following: (i) habitual intoxication by the Executive which the Board determines in good faith adversely affects the Executive’s ability to perform his duties under this Agreement; (ii) conviction of the Executive by a court of competent jurisdiction of, or plea by the Executive of “guilty” or “no contest” to, theft, fraud or embezzlement from the Company; (iii) conviction of the Executive by a court of competent jurisdiction of, or plea by the Executive of “guilty” or “no contest” to, a felony which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and results in material harm to the Company; (iv) any material act or omission by the Executive involving gross malfeasance or gross negligence in the performance of his duties and responsibilities to the Company to the detriment of the Company, all as determined by the Board in good faith; (v) any diversion by the Executive for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board); (vi) any willful violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics, or any covenant contained in this Agreement; or (vii) the Executive’s material violation of the requirements of the Sarbanes-Oxley Act of 2002 or any other federal or state securities law, rule or regulation, including, without limitation, engagement in any conduct that results in the Executive’s obligation to reimburse the Company for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Company’s securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. For Cause shall not include the Executive’s Total Disability.

2.14. “Notice Exception” means the right, as described in Section 5.2, of either party to this Agreement to terminate the Agreement upon giving the required written notice.

2.15. “Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

2.16. “Term” means the term of the Executive’s employment under this Agreement as provided in Section 5.1.

2.17. “Termination Date” means the date the Term expires pursuant to the provisions of ARTICLE 5.

2.18. “Termination Year” means the calendar year in which the Term expires.

2.19. “Time Period” means the Term and the twenty-four-month period next following the expiration of the Term.

2.20. “Trade Area” means the United States of America.

2.21. “Total Disability” means the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the State of North Carolina selected or approved by the Board.

ARTICLE 3. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 5 of this Agreement.

ARTICLE 4. POSITION, RESPONSIBILITIES AND DUTIES.

4.1. Position and Responsibilities. During the Term (as defined in Sections 2.16 and 5.1), the Executive shall serve as Executive Chairman of the Board on the conditions herein provided. The Executive shall perform such duties as are customarily performed by one holding the position of Executive Chairman of the Board and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Board, consistent with his position.

4.2. Duties. In addition to having the responsibilities described in Section 4.1, during the Term, the Executive shall also serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. During the Term and except for illness, vacation periods in accordance with the Company’s established policy, and leaves of absence in accordance with the Company’s established policy, the Executive shall devote such of his business time, attention, skill, energies and efforts as are necessary and appropriate to enable him to faithfully perform his duties hereunder and to attend to the business and affairs of the Company and any subsidiary or affiliate of the Company. The Executive shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive’s duties pursuant to this Agreement and (ii) subject to the restrictions of Section 11.3, the Executive shall not be prevented from investing his personal assets in any business, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. It is expressly understood and agreed that nothing in this Agreement or, in particular, this Section 4.2 shall in any way limit, restrict or prohibit the Executive’s service to or involvement with the management and operation of Old Dominion Truck Leasing, Inc.

ARTICLE 5. TERM.

5.1. Term of Employment. The Term shall commence as of June 1, 2008, and shall continue until the earliest to occur of the following: (i) May 31, 2010; (ii) the date of death of the Executive; (iii) the specified date of termination under the Notice Exception (as defined in Section 5.2); (iv) the date of termination under the Cause Exception (as defined in Section 5.3); (v) the date of termination as a result of the Executive’s Total Disability; or (vi) the date the Executive fails to be elected by the shareholders of the Company to serve as a member of the Board at the Company’s annual shareholder meeting or any substitute meeting duly called in accordance with the Company’s bylaws.

5.2. Termination by Giving Notice. Except as otherwise provided herein, if either party hereto desires to terminate the Executive’s employment, such party shall give not less than one hundred and twenty (120) days written notice of such desire to the other party specifying the date of termination (the “Notice Exception”). Notwithstanding the foregoing, in the event the Executive desires to terminate his employment within twelve (12) months following a Change of Control, the Executive is not required to provide the Company with one hundred and twenty (120) days notice of his desire to do so, but instead may do so by giving notice to the Company as provided in Section 5.5. In no event shall the Company invoke the Notice Exception during any period of Total Disability of the Executive. A decision by the Company to terminate the Executive pursuant to the Notice Exception shall be by action of the Board, and the Executive agrees that neither he nor any member of his family (as defined in Section 2.8(a)) shall vote with respect to this decision.

5.3. Termination for Cause; Automatic Termination. The Company shall at all times have the right to discharge the Executive For Cause (the “Cause Exception”). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in Section 5.5. If the Company is terminating the Executive for a reason described in Section 2.13(iv) or (v), the Executive shall have thirty (30) days after notice has been given to him to cure the reason given in the notice. If the reason for the Company’s exercise of its right to terminate the Executive is timely cured by the Executive to the satisfaction of the Board, the Company’s notice shall become null and void. Nothing contained herein or in this Section 5.3 shall limit the ability of the Executive to enforce his rights under this Agreement to the extent that there is a disagreement as to the basis for the applicability of the Cause Exception or cure under the Cause Exception. A decision by the Company to terminate the Executive pursuant to the Cause Exception shall be by action of the Board, and the Executive agrees that neither he nor any member of his family (as defined in Section 2.8(a)) shall vote with respect to this decision.

5.4. Total Disability. The Company may terminate the Executive’s employment as a result of the Executive’s Total Disability. If the Company desires to terminate the Executive as a result of his Total Disability, it shall give notice to the Executive as provided in Section 5.5. A decision by the Company to terminate the Executive as a result of his Total Disability shall be by action of the Board, and the Executive agrees that neither he nor any member of his family (as defined in Section 2.8(a)) shall vote with respect to this decision.

5.5. Notice of Termination. Any termination by the Company under the Cause Exception or as a result of the Executive’s Total Disability or by the Executive by exercise of the Notice Exception within twelve (12) months following a Change of Control, shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 5.2, 5.3 and 5.4, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to the reason given for the termination of the Executive’s employment shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.6. Rights of Executive Upon Termination of Employment.

(a) Following the date the Term expires on account of one of the terminating events described in subparagraphs (i) (expiration of the fixed Term), (iii) (termination under Notice Exception), (v) (termination as a result of Total Disability), or (vi) (termination as a result of failure to be elected to the Board) of Section 5.1, the rights of the Executive shall be as provided in ARTICLES 6 (compensation), 7 (reimbursements), 9 (other employee benefits), 10 (termination compensation), 11 (covenants), 12 (attorneys’ fees), 14 (indemnification) and 22 (corporate merger).

(b) Following the date the Term expires on account of the Executive’s death as provided in subparagraph (ii) of Section 5.1, the rights of the Executive’s personal representative shall be as provided in ARTICLES 6 (compensation), 7 (reimbursements), 9 (other employee benefits), 10 (attorneys’ fees), 14 (indemnification) and 22 (corporate merger).

(c) Following the date the Executive is terminated For Cause as provided in subparagraph (iv) of Section 5.1, the rights of the Executive shall be as provided in ARTICLES 6 (compensation), 7 (reimbursements), 9 (other employee benefits), 11 (covenants), 14 (indemnification) and 22 (corporate merger). In no event shall the Executive be entitled to the benefits provided in ARTICLES 10 and 12 in the event his employment is terminated by the Company For Cause.

ARTICLE 6. COMPENSATION. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation the following:

6.1. Base Salary. The Executive shall be paid for his services during the Term the Base Salary, payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The Executive’s Base Salary shall be reviewed annually in accordance with the standard payroll practices and procedures of the Company applicable to its executive officers.

6.2. Discretionary Bonus. In addition to the Base Salary provided for in Section 6.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time by the Board. Any such bonus shall be payable in the manner specified by the Board at the time any such bonus is awarded.

6.3. Incentive Bonus. In addition to the Base Salary provided for in Section 6.1, the Executive shall be entitled to participate in the Company’s executive profit-sharing bonus program (also referred to as the “XPS” program or the “Performance Incentive Plan,” or both) and receive such bonuses as may be awarded to the Executive from time to time under such program. Any such bonuses shall be payable in the manner specified in such program.

6.4. Other Plans. In addition to the Base Salary and bonuses provided for in Sections 6.1, 6.2, and 6.3, the Executive shall be entitled to participate in any other bonus or incentive plans of the Company (whether now in existence or hereinafter established) in which other senior executives of the Company are entitled to participate.

ARTICLE 7. REIMBURSEMENT OF EXPENSES AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term, the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the established policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures, and all reimbursements must be made no later than the end of the calendar year following the calendar year in which the expense was incurred. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. The Company further agrees to furnish the Executive during the Term with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. The Company further agrees that the Executive may use during the Term the Company’s airplane or airplanes for personal use in accordance with the general policy of the Company as adopted from time to time by the Board. The Company further agrees to pay on behalf of the Executive during the Term the membership dues and initiation fees for the Executive’s membership in a private club or clubs in accordance with the general policy of the Company as adopted from time to time by the Board. The Company further agrees to provide the Executive during the Term with an automobile for his use. The expenses eligible for reimbursement under this ARTICLE 7 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year. The Executive’s rights under this ARTICLE 7 shall not be subject to liquidation or exchange for any other benefit.

ARTICLE 8. VACATION AND SICK LEAVE. The Executive shall be entitled to vacation and sick leave during the Term, commensurate with his position and in accordance with the Company’s established policy for senior executives as adopted from time to time by the Board. The Executive shall continue to receive the compensation provided for in ARTICLE 6 during the time of his vacation and sick leave.

ARTICLE 9. OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any and all retirement, medical, dental, vision, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its senior executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 9 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

ARTICLE 10. TERMINATION COMPENSATION.

10.1. Amount. If the Executive’s employment is terminated by the Company by exercise of the Notice Exception or by the Executive by exercise of the Notice Exception, or as a result of the expiration of the fixed Term as provided in Section 5.1(i), or as a result of the shareholders failure to elect the Executive to serve as a member of the Board as provided in Section 5.1(vi), and such termination occurs within twelve (12) months following a Change of Control, the Executive shall be entitled to receive in a lump sum (i) any compensation due but not yet paid through the Termination Date, plus (ii) an amount equal to three (3) times the sum of his Base Salary and the annual bonus paid to him for the preceding calendar year under the Company’s executive profit-sharing bonus program described in Section 6.3, subject to the provisions of Section 10.2. If the Executive’s employment is terminated by the Company or the Executive by exercise of the Notice Exception, or as a result of the expiration of the fixed Term as provided in Section 5.1(i), or as a result of the shareholders failure to elect the Executive to serve as a member of the Board as provided in Section 5.1(vi), and such termination does not occur within twelve (12) months following a Change of Control, or the Executive’s employment is terminated at any time due to the Executive’s death or Total Disability or by the Company For Cause, the Executive shall only be entitled to receive in a lump sum any compensation due but not yet paid through the Termination Date. Any amounts payable to the Executive pursuant to this ARTICLE 10 shall be paid on the first day of the seventh (7th) calendar month following the calendar month in which the Termination Date occurs. In the event the Executive dies prior to receiving any or all of the amounts to which he is due pursuant to this ARTICLE 10, then such amounts shall be payable to his surviving spouse within thirty (30) days of the date of the Executive’s death. If the Executive dies without a surviving spouse, no additional amounts shall be payable pursuant to this ARTICLE 10 following his death.

10.2. Parachute Payments. Notwithstanding anything in this Agreement to the contrary, in the event that the Company’s outside, independent accountants shall determine that the termination compensation payable to the Executive pursuant to Section 10.1 (the “Agreement Payments”) shall, as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Executive from any other plans or arrangements maintained by the Company or its affiliates (such other payments together with the Agreement Payments shall be referred to as the “Total Payments”) would more likely than not, in the opinion of the Company’s accountants, cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the “Excise Tax”), the termination compensation payable pursuant to Section 10.1 shall be reduced in such amount as is required to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of the Total Payments to one dollar less than three (3) times the Executive’s Base Amount to the end that the Executive is not subject to the Excise Tax. If an amount has been paid to the Executive which should not have been paid due to the required reduction in aggregate present value, the Executive shall promptly return such amount to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments would more likely than not cause the Executive to be subject to the Excise Tax, no portion of the Total Payments, the receipt of which the Executive has effectively waived in writing, shall be taken into account.

10.3. Release. In consideration of the termination compensation payable to the Executive pursuant to this Section 10.1, the Executive agrees to complete and execute a General Release and Waiver of Claims (the “Release”), which Release shall be in substantially the form attached hereto as Exhibit A. Prior to the Executive’s termination of employment, the Company may modify the Release to conform it to the laws of the local jurisdiction applicable to the Executive so long as such modification does not increase the obligations of the Executive thereunder.

ARTICLE 11. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and, except as otherwise provided in this ARTICLE 11, following the termination of the Executive’s employment:

11.1. Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred during his lifetime in connection with the fulfillment of his obligations under this Section 11.1 in accordance with its established policy for making reimbursements as adopted from time to time by the Board, but in any event no later than the end of the calendar year following the calendar year in which the expense was incurred. The expenses eligible for reimbursement under this Section 11.1 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year. The Executive’s rights under this Section 11.1 shall not be subject to liquidation or exchange for any other benefit.

11.2. Confidential Information. The Executive acknowledges that all Confidential Information has a commercial value in the Company’s Business and is the sole property of the Company. The Executive agrees that he shall not disclose or reveal, directly or indirectly, to any unauthorized person any Confidential Information, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company or as may be required by law.

11.3. Noncompetition and Non-Solicitation. The Executive acknowledges and agrees that during the course of his employment with the Company, he has acquired valuable information as to the nature and character of the Business and requirements of the Customers, which information is unique and proprietary to the Company. The Executive covenants and agrees that during the Time Period he will not, directly or indirectly, on behalf of himself or on behalf of any Person: (i) call upon any of the Customers who were such at any time during the twelve-month period ending on the Executive’s Termination Date for the purpose of providing any product or service similar to that provided by the Company or its affiliates or solicit, divert or take away or attempt to solicit, divert or take away any of such Customers; (ii) induce or attempt to induce any Customer who was such at any time during the twelve-month period ending on the Executive’s Termination Date to patronize any Person that is engaged in a business similar to the Business; (iii) engage in any business within the Trade Area which is similar to the Business; and (iv) induce or attempt to induce any employee of the Company to leave the employ of the Company. In addition, during the Time Period and within the Trade Area, the Executive shall not be (a) the owner of an equity or ownership interest in any Person, (b) an officer, director or employee of any Person or (c) a consultant to any Person which conducts the Business.

11.4. Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 11, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

11.5. Reasonableness of Restrictions. The Executive and the Company have each carefully read the provisions of this ARTICLE 11 and, having done so, agree that the restrictions set forth in this ARTICLE (including, but not limited to, the Time Period restriction and the Trade Area restriction set forth in this ARTICLE 11) are fair and reasonable and are reasonably required for the protection of the Company’s interests. Notwithstanding the foregoing, in the event any part of the covenants set forth in this ARTICLE 11 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this ARTICLE 11 relating to Time Period and/or Trade Area shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical areas of restriction that such court deems reasonable and enforceable.

ARTICLE 12. ATTORNEYS’ FEES. In the event that the Executive incurs any attorneys’ fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto unless, in the case of an action instituted by the Executive, the Executive had no reasonable basis for his claim and acted in bad faith. Such reimbursement shall be made within thirty (30) days following final resolution, in favor of the Executive, of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Executive be entitled to receive the reimbursements provided for in this ARTICLE 12 if his employment is terminated by the Company For Cause, or if he acts in bad faith or pursues a claim without merit, or if he fails to prevail in any action instituted by him or the Company.

ARTICLE 13. DECISIONS BY COMPANY. Any powers granted to the Board hereunder may be exercised by the Compensation Committee of the Board. Such Committee shall have general responsibility for the administration and interpretation of this Agreement.

ARTICLE 14. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the fullest extent permitted by applicable law in respect of any judgments, fines, settlements, losses, costs or expenses (including reasonable attorneys’ fees) of any nature related to or arising out of, or in connection with, his activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under and indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 15. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 16. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 17. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 17 shall preclude the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 18. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 19. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 20. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Executive hereby submits to personal jurisdiction in the State of North Carolina. The Executive and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Executive and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

ARTICLE 21. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 22. MERGER OR CONSOLIDATION. The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 23. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 24. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a) If to the Executive:

Earl E. Congdon

c/o Old Dominion Freight Line, Inc.

500 Old Dominion Way

Thomasville, North Carolina 27360

Fax Number: (336) 822-5289

With a copy to:

Earl E. Congdon

20 Harborage Isle

Fort Lauderdale, Florida 33316

Fax Number:

(b) If to the Company:

Old Dominion Freight Line, Inc.

Attention: General Counsel

500 Old Dominion Way

Thomasville, North Carolina 27360

Fax Number: (336) 822-5289

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 24. Delivery of any notice, request, demand or other communication by telefacsimile shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

ARTICLE 25. MODIFICATION OF AGREEMENT. Subject to the provisions of ARTICLES 10 and 29, no waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 25 may not be waived except as herein set forth.

ARTICLE 26. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 27. MITIGATION. The Executive shall not be required to mitigate the amount of the payment provided for in ARTICLE 10 by seeking other employment or otherwise, and, any payment or benefit to be provided to the Executive pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by the Executive at any time before or after the termination of the Executive’s employment.

ARTICLE 28. CLAW BACK. The Executive acknowledges that any bonus, incentive and/or equity based compensation paid to him under or pursuant to the terms of this Agreement or any other plan or program of the Company will be subject to any recoupment, “claw back” or similar policy adopted by the Board after the date of this Agreement and reduced to writing, as the same may thereafter be amended from time to time.

ARTICLE 29. COMPLIANCE WITH CODE SECTION 409A. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code, and all rules, regulations and other similar guidance issued thereunder (“Code Section 409A”). The parties agree that this Agreement shall at all times be interpreted and construed in a manner to comply with Code Section 409A (including compliance with any applicable exemptions from Code Section 409A) and that should any provision be found not in compliance with Code Section 409A, the parties are contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by the Company’s legal counsel to achieve compliance with Code Section 409A or any applicable exemption. By execution and delivery of this Agreement, the Executive irrevocably waives any objections he may have to the amendments required by Code Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to ARTICLE 10 of this Agreement that is considered deferred compensation within the meaning of Code Section 409A be made to the Executive unless he has incurred a separation from service (as defined in Code Section 409A). In the event amendments are required to make this Agreement compliant with Code Section 409A, the Company shall use its best efforts to provide the Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Code Section 409A not applied, but in a manner that is compliant with Code Section 409A or any of its exemptions. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated in violation of Code Section 409A. The parties further agree that any payment that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) and is made as a result of a separation from service cannot commence under Code Section 409A until the lapse of six (6) months after a separation from service (or death of the Executive, if earlier).

ARTICLE 30. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

/s/ Earl E. Congdon
Earl E. Congdon

OLD DOMINION FREIGHT LINE, INC.

By: /s/ David S. Congdon
Name: David S. Congdon
Title: President and Chief Executive Officer

Attest:
/s/ Joel B. McCarty, Jr.
Secretary/Assistant Secretary

EXHIBIT A

OLD DOMINION FREIGHT LINE, INC.
EMPLOYMENT AGREEMENT

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payment by Old Dominion Freight Line, Inc. (the “Company”) of the termination compensation (the “Termination Compensation”) and other benefits payable to me pursuant to that certain Amended and Restated Employment Agreement dated      ,      , to which this Exhibit A is attached (the “Agreement”), I,      agree to and do finally and completely release and forever discharge the Company and its present and former parents, subsidiaries and affiliates, and any one or more of their present and former employees, shareholders, officers, directors or agents (the “Releasees”) from any and all liabilities claims, obligations, demands and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold, or claim to have, own or hold, or which I may have, own or hold, or claim to have, own or hold, against each or any of the Releasees arising from or relating to my employment with the Company and termination of that employment.

This General Release and Waiver of Claims (this “Release”) includes, without limiting the generality of the foregoing, claims arising under any provision of federal, state federal or local law, any federal, state or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act 1991, or the Employee Retirement Income Security Act of 1974, all as amended, or any similar federal, state or local statutes, ordinances or regulations, or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims (other than the Termination Compensation and other benefits to which I am or become entitled under the Agreement); provided, however, that this Release does not include actions brought by me (or my personal representative) to enforce the terms of this Release, including my right to the Termination Compensation and other benefits to which I am or become entitled under the Agreement, or to secure benefits under any other employee benefit plan or program of the Company of which I am a participant, or to seek indemnification under the Company’s bylaws or other corporate governance documents, or to seek worker’s compensation or unemployment compensation benefits, and this Release does not apply to any rights or claims that I might have which arise as a result of any conduct that occurs after the date this Release is signed by me. If I violate the terms of this Release, I agree to pay the Releasees’ costs and reasonable attorneys’ fees.

I acknowledge that, among other rights subject to this Release, I am hereby waiving and releasing any rights I may have under the ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an employee of the Company.

As provided by law, I have been advised by the Company to carefully consider the matters outlined in this Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice. I acknowledge I have had at least twenty-one (21) days from my receipt of this Release to consider the terms and conditions set forth herein, and I understand that I have seven (7) days following my execution of this Release to revoke my signature, in which event this Release shall not be effective or binding on the parties, and I will not receive the Termination Compensation described in the Agreement. I further understand fully and acknowledge the terms and consequences of this Release, and I voluntarily accept them.

ACKNOWLEDGED AND AGREED TO,
INTENDING TO BE LEGALLY BOUND HEREBY:

Executive

Dated: